Transcript ALERT

Scientific Learning Corp. (SCIL)

Q1 2008 Earnings Call
05:00 PM April 29, 2008 ET
Raw Transcript

Operator: Good day everyone and welcome to the Scientific Learning First Quarter Earnings Result Conference Call. Today’s conference is being recorded. With us from the company is Chairman and Chief Executive Officer, Mr. Robert C. Bowen, Executive Vice President, Andy Myers and Executive Officer and I do apologize that is Executive Officer and Chief Financial Officer, Ms. Jane A. Freeman. At this time for opening remarks and introductions, I would like to turn the call over to Ms. Freeman. Please go ahead, ma’am.

Jane A. Freeman, Executive Vice President and Chief Financial Officer

Thanks Kimberly. We also have with us our new President and Chief Operating Officer, Andy Myers, so we are really delighted to have him with us today. Before we proceed, I would like to inform you that during the course of this conference call, we’ll make projections and other forward-looking statements that are covered by the Safe Harbor created by the Federal Securities laws. These may include statements related to projected levels of revenue, booked sales, margins expenses, profit or loss, cash flow, and the other financial results and drivers behind them, trends in the K-12 education market, including available funding results that may be achieved by the use of our products, expected staffing levels and new product introductions.

Such statements are subject to risks and uncertainties, and the results may differ materially from our projections. Our filings with the Securities and Exchange Commission include additional information about factors that could cause future results to differ from those discussed on this call. We will file a transcript of this conference call with our press release on an 8-K later this week or early next week. During the call, we’ll be discussing booked sales and adjusted EBITDA both of which are non-GAAP financial measures. We believe booked sales are better measure of current business activities than revenue. And we had a discussion of adjusted EBITDA because or request from investors.

Reconciliation of booked sales and adjusted EBITDA with corresponding GAAP information are included as supplemental information in the Investor Information section of our website at www.scientificlearning.com. Commercial reproduction and distribution of this conference call may be made only after written permission. A replay will be available on our website. And now, I would like to turn the call over to Bob Bowen, our Chairman and CEO.

Robert C. Bowen, Chairman and Chief Executive Officer

As Jane indicated, we are very pleased to have our new President and Chief Operating Officer, Andy Myers joining us on this call. After I provide a few high level comments and observations about Q1 results and the business, Andy will discuss his reason for joining Scientific Learning and his first 90 days observations, as well as plans and actions he is taking to profitably grow the K-12 business. Jane will then provide more detail on Q1 financials as well as her own perspective on the business.

Revenue for Q1 was up 3% over last year’s Q1. Booked sales in the quarter increased 1%. K-12 sales were down 11% while sales to other segments were up 123% with international, private providers and correction all producing large increases over last year’s first quarter.

I would remind you that Q1 is our smallest quarter; however, it is our most critical marketing period with school district budgets being finalized, as well as plans for year-end spending. From a marketing perspective it was another solid quarter with growing opportunities identified for our unique family of Fast ForWord® software along with our newly acquired Reading Assistant.

Operating and net income were negatively impact as anticipated because of the Soliloquy acquisition which closed in January. We are very pleased with the progress made in integrating the Reading Assistant and the strong Waltham team into Scientific Learning. Initial sales have met our expectations. The former independent sales agents of Soliloquy were transitioned out by the end of Q1, and our sales organization has now assumed complete responsibility for this innovative technology-based solution designed to build the critical skill of reading fluency. We are very pleased with the response from the market and our customers to the Reading Assistant, and we have recorded initial sales in every segment served from our own selling efforts.

As typical, we consumed cash in the first quarter, primarily due to high marketing and selling costs along with the Soliloquy acquisition. We generate cash in the second half of the year and anticipate this pattern continuing, allowing us to rebuild our strong cash position.

We continue to be pleased with the growing number of well-qualified opportunities for Fast ForWord in the K-12 market. While we are not pleased with the close rate, we are taking aggressive action to improve sales productivity. We continue to believe that our long-term revenue growth rate of 20% or better can be achieved with operating profits expanding even faster.

While the economic downturn and uncertainly is of concern to all of us, the primary funding sources for the purchase of Fast ForWord is federal dollars, which are budgeted to be up in total for the next school year. From a state funding perspective, the impact is very uneven. In Florida, one of our largest revenue producing states, school district funding is being reduced by both the housing market as well as a sales tax reduction, which one superintendent described to me as a “double whammy”. Texas, our largest revenue producing state over the past five years, is in a strong funding position with the downturn in housing being offset by the strong uptick in oil. It is also worth noting that Michigan was our top producing state in Q1, and many believe this state has been in recession for several years. Our major concern about the economic downturn is that it could slow decisions because of budget uncertainty and budget reductions. We will continue to watch this closely and keep you informed.

Andy will now provide you with a great deal more texture on the actions we are taking to increase sales productivity as well as his observations, plans and actions after his first 90 days with Scientific Learning. Andy?

Andy Myers, President and Chief Operating Officer

Thanks Bob. I will spend a few minutes talking about my background and reasons for coming to Scientific Learning. Then I will share my impressions of the business after the first 90 days, summarize actions that we’ve taken to date, and share my thoughts about priorities and prospects for future growth and profitability. Finally, I will close with some thoughts about how we stay focused on 2008 performance in the midst of the many changes that are taking place.

I have spent 12 plus years in the K-12 education industry, most recently as the Chief Operations Officer for Pearson Digital Learning and then the Senior Vice President, Digital Product Development for the integrated Pearson Curriculum Division. Over that period of time, I have come to believe that the promise of technology in education is the ability it gives researchers and educators to personalize instruction for a variety of student needs. Technology helps us to automate initial assessment of student needs, deliver proven and precise instruction that are specifically targeted for each learner, and refine and adapt to the curriculum over time. We can’t expect to address the serious challenges in K-12 education today without the effective use of technology.

When I first became aware of the opportunity to join Scientific Learning, I perceived the organization as a niche player focused on special education in the elementary grades. I then spent some time analyzing the company, its products and research and was intrigued by the claims of significant gains in short periods of time -- one to two years of growth in a matter of weeks or months -- not just for young students with special needs, but also for struggling readers and English language learners ranging from Kindergarten to 12th grade. I was somewhat skeptical of the results. My experience from an instructional perspective was that even an optimized learning path would require a year and more of intensive intervention to close even a modest achievement gap, and that certain students were beyond being helped.

But over the course of my research, the reason for this unusual success finally clicked for me -- there was a second component in the learning equation that I hadn’t considered.

Scientific Learning focuses not only on the curriculum -- what content should be presented at what time for each learner -- but also on the readiness of the learner’s brain to pay attention, process and organize information, and remember what is being taught. These significant and rapid gains did not come just because of targeted instruction; they came because of specific methods that re-wire the brain of the learner to better absorb, utilize and retain concepts -- many of which were already in the brain of the learner but not able to be effectively demonstrated or applied. I made the move to join Scientific Learning because I believe in the tremendous market and educational potential of this broadened perspective of successful learning.

Additionally, I believe that the content side of this learning equation is becoming somewhat of a commodity in K-12 education. State curriculum standards require that publisher’s content look more alike than different, and given the increasing consensus of what concepts should be taught when, industry conversations about how content may be differentiated seem to focus more on marketing and design than upon research. But superficial differentiation may not be enough to support a premium price for text books and online content in the future. For example, last year Florida made Free-reading.net, the first free K-12 content to be state-adopted for use in U.S. schools.

But on the other side of the learning equation, K-12 education is just beginning to understand and appreciate the significant impact “brain fitness” can have on lifelong learning. After completing my first 90 days with Scientific Learning, I am convinced that we have the right solutions today, plus an ongoing commitment to continuous improvement via research and development to lead in this area of neuroscience and cognitive development, which holds such great promise for K-12 student achievement and learners everywhere.

From an operational perspective, my first 90 days have also shown me that we need to make swift changes in certain areas of our strategy and execution in order to realize this great potential we have before us. As a management team, we’ve taken some actions already, while other changes are in various stages of planning and implementation. The majority of these efforts are designed to increase sales productivity, or decrease our cost per sale.

The first of these initiatives is the geographic alignment of our sales and services organizations, the elimination of one layer of field management, and the streamlining of other internal operations.

Our customers are very passionate users of our product when they are following the protocol, but sometimes changes in teachers and leadership compromise implementation, and fewer services and support offerings are purchased in the second year and beyond. While our services and support teams become less involved, our sales team can be distracted from their sales efforts to support implementation success.

In order to improve proactive, team effort between our services organization and our sales team in support of our customers, we aligned the geographic regions for these two groups and eliminated an intermediate layer of management between the regional directors and our field staff. Our administrative, sales operations, field technical and progress monitoring teams are also now aligned to the six geographic regions. We’re already seeing the benefit of a flatter organization and improved coordination between our regional sales, services and various field support organizations. We also streamlined decision-making and responsibilities in sales support, operations, marketing and business development. In doing so, several other positions were also eliminated.

Finally, in the first quarter, we also combined our research, education and services/support organizations into a new Education Group under our Chief Education Officer, Sherrelle Walker. This group is designed to leverage the combined power of “brain fitness”, instructional content and fidelity of implementation to make a significant and lasting difference for struggling students. We expect this new organization to improve our ability to connect the latest research to our implementation strategies, and to ensure that customer feedback informs future product enhancements. By more clearly defining our internal teams and better delineating their roles and responsibilities, we’ve reduced the time that it takes to make decisions and respond to the needs of our customers and field staff.

Our second initiative is an intensified focus on simplifying our messaging of solutions.

Scientific Learning has assembled a group of talented people who are committed to our mission and who are putting forth tremendous effort to accelerate the market shift toward a blended approach of pedagogy and neuroscience. However, we have not established a sufficient awareness of- and appreciation for- our unique ability to address such important customer needs.

While selling to school districts can be a complex process, we’ve made it unnecessarily difficult for our sales team to sell- and for our customers to buy- our extremely effective solutions to the most critical of educational problems. We aim to improve our effectiveness in grass-roots prospecting and selling via simplified messaging structure -- one that describes our solutions in terms of the educational needs our customers are trying to meet rather than leading with a vernacular of product features and company history.

As our internal sales and marketing teams become more productive at filling the sales pipeline and moving opportunities alone, we intend to achieve a balance between these efforts and our successful top-down approach and slowly decrease our reliance on costly regional and national brain events as our primary source of lead generation. District administrators who do attend such events in the future should find it easier to remember and repeat key take-away points to their colleagues afterwards due to consistent internal adherence to our new messaging structure, enabling us to more easily build upon the momentum gained in these affective in depth forms.

We continue to utilize our CRM tool to simply communication within our organization and replace parallel and manual processes for forecasting and lead tracking. We are also evaluating our pricing models to define a simplified structure that would give our sales representatives the ability to create custom solutions and proposals as they visit with customers rather than frequently depending upon a 24 to 72 hour turnaround time that requires multiple approval and operational hand-offs. These incremental improvements should shorten our sales cycle and enable our sales team to have more frequent and meaningful interactions with prospects and customers.

Our third initiative is the creation and execution of a revised 12 to 24 month product development roadmap to position our business for sustainable long-term growth averaging 20% per year.

We continue to apply our findings from usage data to continuously improve our products. Upcoming releases of Language and Language to Reading products utilize outcomes from more than 50,000 students to ensure that these new versions will be even more effective at helping elementary special needs and ELL students become better readers and succeed in the classroom.

There are technical improvements that we are also planning to address to ensure that customer demands for 24/7 product accessibility and improved total cost of ownership are met. Although, we are not prepared to make any specific product development announcement at this time, we expect that meeting the accessibility requirements of the K-12 market may also position us to open new channels that reach many more learners via virtual school, home school, and general and consumer access. Our international customers, who utilize our products to prepare EFL students to successfully learn English, will also benefit from accessibility improvements in our technology.

Finally, we are closely monitoring any market movements towards the inclusion of comprehensive reading intervention and ELL programs within the context of the current stated options processes, which have historically been tied to core, basal curricula. Any investment in direct instruction for the explicit, initial presentation of concepts will reflect our ongoing analysis of those trends and our strength as a differentiated, supplemental solutions provider.

Over time, we expect these product enhancements, coupled with our improved field alignment and responsiveness, streamlined organizational structure and simplified and consistent messaging to greatly improve our ability to tip the K-12 market toward our proven blend of “brain fitness” and personalized instruction. When this happens, I see no reason why we would not be able to meet the average growth targets discussed in the past.

While we believe the changes already outlined will improve productivity and sales results in 2008, we expect the most significant positive impact to take place in 2009 and beyond. For this reason, we’ve also initiated five specific sales activities for this year to compensate for some of the operational deficiencies we uncovered.

The first of these five activities with short-term impact is our expansion of inside sales.

Of the five open sales representative positions in the company, four are tied to new territories that we have created for the inside, telesales positions to be based in our Tucson office. These additions are expected to bring our total number of quota-bearing salespeople to 55 within the next two to three months, an increase of eight from one year ago. We recently hired a new Director of Inside Sales, who brings many years of experience in leading successful telesales teams, most recently at Hewlett Packard. Our objective with inside sales is to focus on our renewal business and optimize our K-12 geographic market coverage buy focusing our field sales reps on larger, more geographically accessible accounts while covering smaller, more remote accounts via inside sales. In Q1, all four of our existing inside sales representative exceeded their quarterly quota, and they were successful in closing 92% of their quarterly pipeline (which includes renewals as well as new sales). This compares very favorably with our 17% first quarter pipeline close rate for the field sales organization.

Our second major 2008 activity is an emphasis on our Texas opportunities.

We’re making an incremental investment of resources in Texas to build upon existing relationships and positive research results in key implementations within the state. Given the strength of our Texas team and the plan we have in place, we are targeting performance levels beyond our initial goals and anticipating that this incremental revenue will offset underperformance in other states where market and funding conditions are more difficult.

Our third area of focus for 2008 is to address the most prevalent market need where we have demonstrated effectiveness -- bringing struggling readers to grade-level proficiency quickly.

Within the context of our simplified messaging, we are emphasizing the impact our Reading solutions can have in bringing struggling readers to proficiency. The recent adoptions of Fast ForWord in Florida and Idaho attest to the market’s increasing recognition of our effectiveness as a reading intervention solution, and new sales opportunities have surfaced in those states as a direct result of this state-level acceptance.

Adding the Reading Assistant to our product portfolio via the Soliloquy acquisition has strengthened our reading solution in the area of fluency, vocabulary and comprehension, and we are finding that these product’s effective and scalable approach to guided oral reading is opening doors for our sales organization that had previously been closed to Fast ForWord based upon lingering Special Education niche perceptions from the past.

We expect that simplified messaging and our focus on supporting the broader population of struggling readers will especially benefit our newest sales representatives. 23 of 50 quota bearing reps have been with the company less than one year. I’ve been very impressed with the quality of sales professionals we have attracted to the organization in that period of time. Although having so many new people may have negatively impacted our Q1 sales and close rates, I am very optimistic that we’re creating an environment where they can get up to speed more quickly and increase our overall sales productivity as we successfully retain and develop them. We are also focusing on pipeline quality and quantity, and we are refining our forecasting process to emphasize the connection between sales probabilities and specific steps in a well-defined sales process. Given my specific preferences for pipeline management, we do not expect comparisons between pipeline values after Q2, 2008 with periods prior to that time to be valid.

Our fourth short-term activity is to align the organization behind the closure of the many major opportunities that do exist in our 2008 pipeline.

During our recent forecast meeting with our regional sales directors, we identified a number of opportunities that have the potential to bring significant revenue ($1 Million or more) to the organization in 2008. For each of these opportunities, we are putting together specific plans to ensure that we close as many of these deals as possible and implement our program successfully. I have asked Bob Bowen to sponsor these opportunities by personally participating as needed in the accounts and aligning internal resources required in the effort. We will be thoughtful in our approach and ensure that deals of moderate size are not delayed or lost by trying to extend them beyond their natural value. We know that successful and timely implementation leads to future expansion regardless of the size of the first sale.

We recently made a change in our sales leadership. I will personally assume responsibility for the sales organization until we replace our previous VP of sales, which will most likely occur in the second half of the year. The initiation and follow through for these 2008 strategies belongs to me and the regional sales directors who report to me. I am comfortable with this interim responsibility given my professional background, which includes eight years of marketing and sales leadership experience prior to assuming the COO role at Pearson Digital Learning.

Finally, I’ve asked Jane Freeman to lead our effort to maximize internal visibility and accountability for the thoughtful use of our resources. In the coming weeks, we are planning to work with each department individually to reaffirm that the money we spend is directly committed to our top-line growth.

There have been a lot of changes in a short period of time for this company to absorb, and we can’t afford for our people to become distracted or confused about what they need to be doing at this critical time. So, in addition to the sales priorities previously noted, I am highly focused on providing frequent and open communication to the organization, avoiding unnecessary hierarchy and maintaining maximum accessibility to employees.

Most importantly, I’ve been spending as much time as possible with the various teams at our three offices, participating in regional meetings of field staff, and traveling with sales representatives to meet customers and prospects in their schools and districts or at events where we have gathered them together. I find that the more opportunities I have to visit with these critical stakeholders, the better prepared and informed I am to lead this company in the right direction.

I continue to be impressed with the quality of our employees and their dedication to our important mission and success with the business. They have been tremendously supportive of these necessary changes and are displaying a true sense of urgency in making 2008 a successful year while laying the foundation for a great future together. I believe that we’ve quickly developed the internal understanding and trust required to do both.

I appreciate your time and interest in our comments and in our business. I’ll now turn the time over to Jane Freeman, our Executive Vice President and CFO for a discussion of our sales and financial results for the first quarter of 2008.

Jane A. Freeman, Executive Vice President and Chief Financial Officer

Thanks Andy. Revenue for the quarter was $9.1 million an increase of 3% compared to $8.8 million in the first quarter of 2007. Deferred revenue totaled $19.8 million at the end of the quarter compared to $16.2 million on March 31, 2007 an increase of $3.6 million. Booked sales increased 1% to $5.9 million compared to $5.8 million in the first quarter last year. K-12 sales declined 11% to $4.7 million from $5.3 million last year.

During the quarter, 8 districts purchased more than $100,000 in products, services and support, the same number as last year. However, these large transactions were more evenly distributed in size from last year with no sales over $500,000. Last year, we had one significant sale that was well over $800,000. The best performing region for the quarter was the South.

Booked sales outside of K-12 increased 123% to about $1.2 million from about $500,000 in the first quarter of last year. We continue to see strong growth internationally up more than 60% in the quarter among our private provider network up almost 30% and had an excellent corrections quarter with over $100,000 in sales. I might remind you that the corrections sales are made by our K-12 sales growth.

We recognized approximately 51% of our first quarter booked sales into revenue during the quarter compared to 59% in the first quarter last year and an average of 48% for 2007 as a whole. We’re making good progress in improving our mix of business. However, because so much of our revenue in the first quarter is related to sales made in prior periods, this is not yet visible in our revenue mix. Product revenue was $4.6 million and declined 16% year-over-year. Service and support revenue increased 32% to $4.4 million, driven primarily by the number of schools on support and Reading Progress Indicator as well as increases in services delivered.

Other income total $47,000 and is a combination of OEM revenue and Reading Assistant revenue from transactions we can’t split up into product or services.

Our sales to existing customers were 74% of total sales compared to 76% in the first quarter last year.

Gross profit for the first quarter was $6.2 million and 68% compared to $6.3 million and 71% in the first quarter last year. First quarter gross margins are typically the lowest in the year, as a relatively low sales volume translates into to a smaller than normal proportion of high margin software revenue. There were three primary factors that impacted gross margins in the first quarter compared to last year. Two of them we’ve discussed before, the continued improvements in our service and support margins, which increased from 33% to 44% year-over-year, and the shift in sales mix between software and service and support. The new factor in the first quarter was the impact of the Reading Assistant. The most significant portion was the amortization of technology costs through product gross margins. This was $113,000 this quarter. But we also incurred high material costs for our limited Reading Assistant sales.

Operating expenses for the quarter increased 19%. As expected, the most significant increase was in research and development which climbed 85% to$2.1 million from $1.1 million in 2007. This increase was primarily due to the addition of staff in Waltham from the acquisition early in the quarter of the Soliloquy assets.

Slow growth in revenue and the impact of the additional costs from the Reading Assistant resulted in an operating loss for the quarter of $4.9 million compared to $3.1 million in the first quarter last year. Our stock compensation expense in the quarter totaled $533,000 compared to $465,000 last year, and depreciation and amortization totaled $272,000 compared to $82,000 last year. Adjusted EBITDA which includes an adjustment for stock compensation was a loss of $4 million compared to $2.4 million last year.

Interest and other income totaled $220,000 compared to $333,000 last year, primarily due to a lower interest income and cash balances. Our pre-tax loss for the quarter was $4.7 million compared to $2.7 million last year. We’ve changed the way we plan to accrue for our deferred tax asset to a balance sheet approach. At the end of the first quarter we reviewed the value of the deferred tax asset at year end, which was $1.2 million and concluded that this remained the appropriate value. As a result we recorded income tax expenses of only $3,000 which reflects adjustments from prior periods. Last year our tax rate was 4%. We will continue to evaluate our deferred tax asset every quarter and adjust it as needed, unfortunately, that is likely to make our tax rate extremely variable from quarter-to-quarter. Our net loss in the quarter was $4.6 million and $0.27 per share compared to $2.6 million and $0.15 per share in the first quarter of 2007.

During the quarter we used $6 million in cash from operating activities compared to $4.3 million last year. We typically use cash in the first and sometimes the second quarter and then generate cash in the second half of the year when we collect on our seasonally strong Q2 and Q3 sales. In addition, we had $10.5 million of investing activities, primarily associated with the Reading Assistant. During the quarter we signed a new three-year lease for our Reading Assistant team in Waltham and a lease to expand our space in Tucson to support our growing telesales operations.

At quarter end we had $4.8 million of cash and equivalents compared to $12.1 million as of March 31, 2007. Accounts receivables totaled $4.7 million on March 31st, in both 2007 and 2008 with DSOs of 72 and 73 days respectively.

As you know, we’re no longer providing any forward-looking guidance. But let me make a few observations about the second quarter. During the second quarter we expect to begin shipping new editions of our original Language and Language to Reading product. Through the use of data collected through Progress Tracker on over 50,000 students, we’ve changed the content of these products to further improve student learning. The new editions have exciting Flash graphics and motivational features which will appeal to both students and educator.

From a financial statement perspective we expect to recognize approximately $6 million from deferred revenue balance into revenue this quarter. Last year we also recognized about 48% of booked sales into revenue in Q2. This is inline with the average for the year but was below normal for the second quarter, partly because of our $7.4 million sale to Duval County, which included multiple years of service and support and so it had a high proportion of booked sales put into future of differed revenue.

And now, I would like turn the call back over Bob.

Robert C. Bowen, Chairman and Chief Executive Officer

Thanks Jane. We remain persuaded about the unique and compelling proposition Fast ForWord offers to the K-12 market with enormous need in growing accountability requirements. We also continue to be very pleased with the increasing demand and opportunity for brain fitness in the international markets. The research supporting Fast ForWord grows in every segment served. Our large and growing base of learners benefiting from the improved brain fitness is a powerful testament to the power and advantage of increased brain efficiency to all learning. Customer satisfaction is at an all time high as evidenced by our record renewal rates. We are also very pleased with the addition of the Reading Assistant to our patented software offerings providing an additional approach to engaging school district leaders and the reading community in addressing the challenging issues of achieving reading fluency for all learners. The Reading Progress Indicator is providing quick and easily accessible reading test data on student progress after the use of Fast ForWord. The shortened protocols are offering increased scheduling flexibility in schools, opening more opportunity. We have exciting plans and actions underway for revised and new products that will broaden our reach and solutions. I am certain, you will agree with me that we have strengthened our strong management team with the addition of Andy Myers and are making appropriate changes, while streamlining and aligning the organization to achieve greater sales productivity. We remain persuaded that our business can grow over the long-term in the 20% plus range, even though sales will continue to be lumpy.

Operator, we’ll be glad to now take questions.

Operator Thank you sir. [Operator Instruction]. We will take our first question from Trace Urdan with Signal Hill.

A

Hi Trace.

Q – Trace Urdan

Hi good morning, afternoon rather. Andy, I’d like to ask you a question. In your remarks, you spoke to the strength of the product that you see in the opportunity in the market and then clearly referenced some pretty significant changes that you are making on the sales front. I wondered if you could sharpen those comments a little bit further. I mean, is it fair to say that the challenges that the company faces are on the selling side and specifically what do you see is the, what are those sales challenges? Do they have to do with the individuals? Do they have to do with the – you made reference to the message, could you sort of flush that out for us a little bit more.

A

Sure. I think that the challenges related to the sales organization, a lot of them have to do with how many new people we have and the speed with which we get the new people comfortable with the products, with the message and how to move people through the sales process given our unique solution. So I think the opportunity that we have is taking these 23 people that we’ve brought into the organization, we feel very good about and helping them achieve much greater success in their first year than we may have been able to achieve historically based on some weaknesses in our sales training program and some of the complexities that we’ve introduced that really aren’t necessary to successfully represent our products. So I think that indeed there are things we can do in sales that will drive productivity significantly in the short term by focusing on those things.

Q – Trace Urdan

You made reference to that sort of unnecessary complication before, could you help us understand what that really means?

A

Well, I think that one of the aspects of our sales process for a new person is feeling as though there is a lot to learn about our products before they are qualified to talk about the solutions and the impact they are having for students. I think that the research is clear; the products have evidence of effectiveness, and we need to make sure people feel more comfortable early on in the process talking about those things and having the support behind them to successfully convey that message and not rely upon waiting for the next major event or for one of our Company experts to convey that message.

Q – Trace Urdan

And the turnover in reps is something that has been a more recent phenomena. I was sort of looking for an explanation that went a little bit beyond that. I mean is there something fundamental about the way the product is coming to market that needs to change?

A

Well, I think it’s a delicate balance between talking about neuroscience and talking about the preparedness of learners to be successful. And I think if we spend a whole lot of time in our sales training on messaging about neuroscience, we forget that what customers are interested in is the impact that our solutions will have with their students. The gains are phenomenal and talking about the learning equation as the preparedness of the learners brain to receive the content, resonates a lot more with customers than and with our new employees in focusing on all of the intricacies of neuroscience. So while those messages are critical and important, they aren’t necessary for customers to understand that we’re addressing a problem for struggling readers or addressing the problem for English language learners and special needs students in a way that it is proven effective. That’s what matters, and that’s why we’re changing our messaging away from where it’s been in the past and hopefully shortening the sales cycle because the learning curve isn’t as great.

Q – Trace Urdan

Okay. And then I think related to that discussion, you made reference to some new products enhancements that you can’t elaborate on that are in the pipeline. Obviously this year we’re looking at a pretty steep increase in the amount of spending that you’re intending to do at the R&D level, but from my perspective looking back, it feels as though you’ve already made a number of enhancements to the products that maybe haven’t been really monetized yet. Could you speak about that aspect of the product?

A – Robert Bowen

That increase in R&D spending is driven by the acquisition of Soliloquy. It’s not driven primarily by our increased investment in the Fast ForWord R&D. So, there is investment and it’s continuing along but at about the same percentage that we have long prefaced. The up tick in R&D spending has more to do with the acquisition of the Reading Assistant and the development team goes with that investment stream.

Q – Trace Urdan

Sure, but on a relative basis Bob, the amount of money that you are spending on R&D relative to that acquired product is still pretty steep. And so I guess I am looking for a better understanding of that balance between – we need to keep changing the product and making it better versus we need to sell the product we have. And is it your sense that the market really needs – is the market’s expectation moving as quickly as your product development is?

A – Robert Bowen

You just can’t blend the two is my point, Trace. You’ve got to separate the two which you don’t have the data in front of you to do. With Reading Assistant we went and acquired a product so that we had a broader solution set, a better way to engage decision makers. You made an important point that some people are tied to this whole historical notion of Fast ForWord as a niche special education product. We didn’t acquire a company with a big run rate, producing lots of revenue -- we acquired a company that had a deliverable product and a workable product in the market. Now, we’ve got to drive those sales, and as we move through the year, we should start to see those sales coming in. The sales organization now has different approaches to offer to a customer versus one kind of Fast ForWord offering; we can now pitch the fluency side. So, you can look at it both ways, but clearly, we acquired a product without a big revenue stream. We now need to build that revenue stream, and we think we are going to do that.

Q – Trace Urdan

Okay, and then last question maybe Jane, are you guys prepared to tell us what the contribution from Reading Assistant was to either revenue or booked sales in the quarter?

A – Jane Freeman

No.

Q – Trace Urdan

Okay.

A – Jane Freeman

But having said that we put together a plan when we acquired the Reading Assistant for what we expected to do this year, and the results in the first quarter are completely consistent with the expectations we gave our board.

Q – Trace Urdan

For the company overall or for Reading Assistant?

A – Jane Freeman

For the Reading Assistant

Q – Trace Urdan

Okay. All right, I will let you move on, Thank you.

A

Thanks Trace.

Operator: Thank you. Moving on our next question will come from Frank Atkins with BMO Capital Markets.

Q

Hi, this is Frank Atkins in for Jeff Silber. I wanted to ask, if you go back and give a little more color on the trends you are seeing in school funding and how that’s affecting the sales and what you are doing to kind of measure and keep in touch with the school funding issue?

A

Well, right now, first of all, an important thing to put in context is most of our funding for Fast ForWord purchases comes from Title I and Special Education dollars out of the Federal Government. So, our main funding stream is not state funds. The federal funding dollars are increased for the coming school year; those dollars are identified available. So we expect no impact there. But the funding coming from states into school districts is very uneven. Texas is in a very good shape and has very good funding streams. Florida, which I previously mentioned is having real difficulties because the compounding effects of declining tourism, the housing market downturn – causing a drop in property taxes which are used fund schools, and state sales tax also being reduced. Those three elements have compounded the difficulties, and we see real unevenness. Now our primary funding source is not state dollars, but what we’re concerned about and we’re watching closely is will that slowdown decision making. So as schools encounter budget problems and uncertainty in their state dollars, they can slow down how they make decisions. We don’t see that yet but we’re watching closely to see if it’s going to start to impact as we move through the year, and we’ll use that data and report on it as we see it. So we don’t see much change currently in the funding sources or the way Fast ForWord is purchased. And we don’t yet see a systemic slowdown in decision making because of those budgeting issues in some states. Obviously we’re trying to target states where the funding overall is really good.

Q

Okay, great. Thanks a lot. And I had another question. Could you talk a little bit about the pipeline and any characteristics that you see changing or anything changing about your customer base or any trends you see there?

A

Sure, I will talk a little about the pipeline because we’re tying it specifically to a sales process. My goal is to have consistency in the way individual sales people think about their pipeline. So to the extent that that is something that they’ve done in the past versus haven’t done in the past, we will see changes in the pipeline either up or down depending on how accurate they’ve been. So it being a lot more specific about how they quantify opportunities in the pipeline. The thing about the pipeline that concerns me more than the size of the pipeline, we have plenty of opportunities, is the close rate. We talked about the inside sales close rate versus the field close rate. First quarter of last year, the field close rate was 23%; this quarter was 17%. I think part of that has to do with the newness of some of our sales people and the complexities of the sales process I described. But we have lots of opportunities including the major opportunities that we are focused on specifically, plenty to drive our growth. The key is, how can we become more proficient at moving opportunities through the pipeline successfully, and the forecasting process tied to a sales process give us the opportunity to focus on following those steps as opposed to just trying to assign a value based on how likely we feel the opportunity is to come to fruition.

Q

Okay, great. Thanks a lot. Could I get a couple of quick numbers questions? Given some of the new incentives that you talked about, is there any change to expected CapEx for 2008 or any color you can give us there?

A – Jane Freeman

Well, this is Jane, I think capital spending this year will be relatively low. The big part of capital spending last year was associated with putting in our new CRM, and that’s effectively completed. And then, of course, in the first quarter we bought the Reading Assistant, but our ongoing level of capital spending, I expect, to be very small.

Q

Okay, great. And finally, could I get stock comp by operating expense line item, would you be willing to break that out?

A – Jane Freeman

Yeah, absolutely. It’s in the supplemental information. Let me just give it to you. In the first quarter there was $51,000 included in cost of service and support and $482,000 in operating expenses, and do you want to further breakdown inside operating expenses?

Q

Yeah, that will be great.

A – Jane Freeman

Well, let me just see if I have that with me or I may have to send it to you. Maybe, somebody else could ask a question while I look that up.

Operator: Thank you. Our next question will come from Rob Robert Herman with Knowledge Investment Partners.

Q – Robert Herman

Hello guys.

A

Hi.

Q – Robert Herman

Just a couple of quick ones. First of all, on the Brain Summit, just curious Andy, you touched on it a little as part of your second initiative but as it relates to thinking about the cost structure but also effectively communicating the message. Just big picture thoughts in how it fits in long-term and how do you think about what kind of investment to Brain

Summits?

A

I think the Brain Summits are very effective in helping us with our top down sales approach. The problem is they are not scalable based on the cost, and we need to make sure that we don’t become over reliant on that as our source of lead generation. I believe that a simplified message is needed, so that if a salesperson is with the company for just a short period of time he can understand the key points of why our solutions are effective and feel confident and comfortable talking about those with customers. Then all of the other knowledge you would gain as an employee or a potential customer can tie back to those specific points. So I would image organizing our Brain Summits along that same structure. We would go into a lot more depth, of course, because we have access to a lot more experience and research when we have presenters providing that type of insight at a Brain Summit. They would, however, follow the same context of looking at the impact for the particular type of students we talked about. So we will continue to have the Brain Summits. The key will be can we drive growth and productivity by having people walk away from those Brain Summits remembering what they have learned and better able to articulate it to others in their districts, so that we maintain the momentum. But also it’s important that the Brain Summits don’t become our primary source of lead generation -- but one of many ways that we are finding new opportunities and moving them through the sales process.

Q – Robert Herman

Does that mean changing the frequency and the way you approach holding sessions - is that what you are saying?

A

Yeah, I think we want to make sure that when we have them that we are maximizing the number of attendees and maximizing the impact, but the number that we have relative to our growth rate cannot be sustained; they can’t grow at the same rate.

Q – Robert Herman

Right. Thanks and one related question. You touched a little bit on other consumer channels and international growth possibilities. Any high level comments on where that’s going beyond what you mentioned briefly in your prepared comments would be helpful just to think about.

A

Well, if you think about international, we have 23 value added representatives now in the international market. We are selling Fast ForWord in 44 countries. There is no doubt that brain fitness is a hot topic around the world, and in some ways the Asian market is not so tied up in learning theory and more tied up in economic advantage but through English proficiency. And the majority of our sales in the international market is coming out of Asia, even though we are selling around the world, so we see real opportunity there. But as we move our product towards, as Andy said, a more accessible capability, which is going to be great for K-12, it will open a variety of channels that we’re currently not playing in such as virtual schools, home schooling and consumers even here in the U.S. That is very attractive also internationally for a whole variety of reasons including security and other things that our value-added representatives and partners would really like. So what we need to do as a first step though in this area is to make sure that we can maintain the high quality and fidelity of the solution in a web-based environment. Fidelity and quality in how you deliver the exercises is critical to how we impact the brain and how the software works. So there’s good work underway. We are not prepared yet to lay out a specific timeframe, but in the future as we move down that area, we will certainly be talking more about it.

A – Jane Freeman

Let me give you the stock-based comp numbers. So, sales and marketing for the quarter were $202,000; it was $198,000 last year. R&D was $99,000 versus $88,000 last year, and G&A was $181,000 compared to $131,000 last year.

Operator: Thank you. Moving on we’ll take our question from John Lewis with Osmium Partners.

A – Robert Bowen

Hey John.

Q

Hey Bob, hey Jane, hey Andy. Just to go off Andy’s question a little bit, clearly there has been a huge bet made on this company from the sales and marketing perspective over the last five years looks like close to $100 million has been spend or $5.50 a share. And given the initiatives that Andy is taking on here to gain more sales productivity, do you see – given we are spending over half of revenue on sales and marketing, do you see opportunity Andy, to increase productivity while potentially reducing the extremely high sales and marketing spend or can you just touch on that first please?

A – Andy Myers

Sure. I believe that we are looking at both of those ways of improving not just the productivity per rep, but the cost per sale. We looked at the 10 year weighted average of how much each of our reps contribute in sales based on their years with the company. And one of the challenges we have is making sure that when we hire people that we give them the right tools to be successful, so they stay with us for a long time. As you would expect, the averages go up the longer someone is with our organization, and if we can hold on to some of them for three, four, five years, those averages can be $1.2 to $1.4 million as opposed to a first year sales representative which averages just over $400,000. So anytime we lose someone at the high-end and replace them with someone new, there is a drop. So the productivity growth is there. The question is can we accelerate that productivity in new reps so that we get more earlier in their tenure with the organization. That’s the entire goal of simplifying the message, simplifying our pricing, trying to shorten the sales cycle so that those numbers increase earlier in the time that someone is with the organization. And of course, we focus on retaining our best sales representatives. And then I think the reliance on these Brain events that we have cannot be the only strategy that we have for lead generation. I think sometimes there is a false sense those brain events will take care of the number of leads that we need to be successful. But until we tip the market there needs to be a top down and ground up approach in how we communicate, and the message has to be memorable so that when people hear it they remember it and it doesn’t become something that they are not able to repeat later.

So, we think all of those things in combination will both drive productivity per sales representative and also decrease the amount of money we’re spending for every sale that we bring in. And then I think the final piece is this geographic introduction of inside sales. Inside sales will not match the productivity levels of field sales, but they do give us a great advantage for productivity a number of calls that can be made on smaller accounts that we may not even be reaching right now. So we believe all of those things help contribute to both the increase of the top line and the bottom line, the expenses tied to our sales organization decreasing as a percentage of the whole.

Q

Do you have opportunities to deploy more than five people on the inside sales force given the high close rates, I mean is there more room there or what are your thoughts there?

A

With our expansion in Tucson, it gives us the ability to add more people, and the key is we want to add people and train them appropriately and make sure that people ramp up successfully. So over time we do expect that inside sales would be an area where you’d see more territory created versus field sales.

Q

Okay, that’s very helpful. Can you also talk, about the biggest opportunities or path of least resistance outside of K-12, given your patent portfolio., I mean is there licensing opportunities, is there partnership opportunities, what high margin opportunities can you capitalize on? I know you guys have your hands full now, but what can you capitalize on to further drive shareholder value?

A – Robert Bowen

Don, I believe there are partnership opportunities, and one of the great things about the growing awareness of brain fitness is that more of those opportunities are coming to us. We’re also actively pursuing some of those on our own. So both domestically in the U.S. and internationally, there are potential partnerships, and we’re pursuing them in a variety of ways. The biggest opportunity in my mind outside of the K-12 business is obviously what’s happening in Asia and more specifically in China. We have three value-added representatives now working in Asia. We are gaining a lot of experience. Our scientists have great relationships and contacts with the neuro- and cognitive scientists in China, and there is research underway at Beijing University. So we’ve learned a lot, we’ve gained a lot of knowledge, and we’re looking now for the right way to leverage that position in a way that creates the right return for all of us. So I think it will be a combination of those but clearly you can feel the change over the past four or five years in all the markets that we are touching about this growing understanding of brain efficiency and brain fitness, and I think there are some great opportunities.

Q

Do you have someone specifically dedicated to focusing on those opportunities?

A – Robert Bowen

Obviously one of the great things, John, that has occurred with Andy joining the Company, is that it is giving me more time to focus on these opportunities. Also in March of last year we added Jessica Lindl as our VP of Marketing, and she is very able and is spending a respectful amount of time on the partnership side of the equation. And, of course, Jane is also very involved in this area; she played a major role in the acquisition of Soliloquy. So we’ve got ourselves in a better position, not only from the dynamics in the market and what’s happening, but also in terms of adding Andy to the team.

Q

Okay, one last question if I can then I’ll jump back into the Q&A here. There is a website called SharpBrains.com that came out with state of the industry brain fitness software market report for 2008, and they cite some pretty aggressive growth rates just for the overall industry. You can that read that when you get an opportunity. And I guess it’s been frustrating for four or five years, but I think you guys are making the right changes. What other opportunities do you have to enhance value for shareholders? It is good to see that you bought some stock but would you guys consider buying back stock given that we think the valuation is pretty heavily discounted? What other opportunities do you have to enhance value here for your long-term oriented shareholders?

A – Robert Bowen

Well, right now, John, we’ll be concentrating on driving our sales and building back our cash position. Then we would decide the best use of that cash, whether it’s buybacks or whether it’s other acquisitions that would allow us to enter the China market or have a broader solution indicated way of education. So actually, well I personally would like this to be faster. I joined in 2002 and we’re heavily in debt and we were kind of pound in a wallet, trying to get anybody to pay attention to enormous power and potential and I think this business has made enormous payback. As a shareholder I would like for it just to tip and break loose but I continue to believe we are doing the right thing. We have a great customer base in K-12 that is substantiating the enormous impact here as very different for the learners and it’s growing in many markets and I do see great opportunities ahead. So we’re staying the course and we may stay in focused and I think they evidence that we will definitely John look for immediate opportunities sooner as better but we also want to do the right thing here in capitalizing on the position that we’ve built. And there is no question this is a product that truly works. It’s indeed we are going to find the right spot to gain momentum and improve the leverage on the investment that we’ve made in the business.

Q

Okay, well, I appreciate that. I guess we agree, we think you guys have a lot of potential. We are excited about Andy’s initiatives, but on the other hand, it’s almost been five years that the stock essentially unchanged to 4.5. And I think you guys are doing the right things to enhance value and good luck. We will hang in there. Thanks.

A – Robert Bowen

Super. Thanks John. We appreciate that.

Operator: Thank you. Peter Lux from Smith Barney will have our next question.

Q – Peter Lux

How are you doing? Hello?

A – Robert Bowen

Hello?

Q – Peter Lux

Can you hear me?

A – Robert Bowen

Sure, got you.

Q – Peter Lux

Just two thoughts, number one, mostly you say domestically as OEM, I spoke to Jane about this a while back. Have you ever thought to leverage some of your potential to use perhaps specialized outside resellers special, I know you do that overseas but perhaps domestically to sort of get more product, especially people who resells who might concentrate in the educational market?

A – Robert Bowen

Well, I’ve been in the market 40 years. I have never seen a business do well through resellers, so I am not overly enthusiastic about reaching schools in that fashion. Soliloquy was trying to do that, and with no disrespect to their sales agents, but I just have not seen that work. In markets outside of K-12 there are a lot of opportunities with resellers, which we are pursuing, and we’ve done that very well in the international market. Andy, would you want to add anything?

A – Andrew Myers

I would also say that the relationships that our direct sales organization have built over time are much more effective and much more focused than the reseller channel. We have, however, successfully used, in certain cases, a reseller or partner or someone who is not an employee to help us develop a territory and partnership with one of our full time sales representatives. We look for those opportunities on a case-by-case basis because every one of these resellers is different, and every one of our territories is different, but certainly when those opportunities surface we are not opposed to taking advantage.

Q – Peter Lux

And just a one other thought. Given all the resources we’ve spent for years and years, what stockholders have seen in trading, and given at the moment, the resources catch position; do you see that ultimately, our stockholders would be better off as part of a larger company?

A Robert Bowen

Well, my personal view about that is that we are a public company, and as a shareholder and a Member of Board, if somebody is interested in talking to us, we are interested in getting this enormous innovation to more learners around the world. We are always looking for what’s best for our shareholders and getting the innovation to the marketplace. You know, there are different ways to look at it, and we remain open. Our commitment is to our shareholders and getting this innovation out to as many learners as we possibly can.

Q – Peter Lux

Okay. Thanks a lot.

Operator: [Operator Instructions]. Jeff Lee with Signal Hill will have our next question.

Q – Jeff Lee

Great, thank you.

A

Yeah.

Q – Jeff Lee

Hi, just one question for you guys. Were there any one time costs in the quarter related to the acquisition of Reading Assistant that will go away from future quarters?

A – Jane Freeman

Not of any significance.

Q – Jeff Lee

Okay, thanks Jane

Operator: Thank you. With that, it does appear we have no further questions. This time Mr. Bowen, I would like to turn the call back over to you sir for any further comments or closing remarks.

Robert C. Bowen, Chairman and Chief Executive Officer

Thanks operator. We appreciate everyone’s participation in the call. I would just remind you that Jane and I will be around, so if you have follow-on questions please feel free to give either one of us a call and again we appreciate your participation and support. Thank you very much.

Operator: Thank you. Ladies and gentleman that does conclude today’s teleconference. We would like to thank everyone for their participation in today’s call. Have a great rest of your day.

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Scientific Learning Corporation
Supplemental Information

Reconciliation of Booked Sales, Revenue and Change in Deferred Revenue

$s in thousands

	First Quarter

	2008	2007
Booked Sales	$5,895	$5,838
Less Revenue	9,085	8,812

Net (Decrease) increase in current and long-term deferred	$(3,190)	$(2,974)

Beginning balance in current and long-term deferred	22,955	19,159
Ending balance in current and long-term deferred	$19,765	$16,185

Booked sales is a non-GAAP financial measure that we believe to be a useful measure of the current level of business activity both for management and for investors. Booked sales equals the total value (net of allowances) of software and services invoiced in the period. Because a significant portion of our revenue is recognized over a period of months, booked sales is a good indicator of current activity. The table above shows the reconciliation of booked sales, revenue, and changes in deferred revenue.

Reconciliation of Net Income to Adjusted EBITDA

$s in thousands

	First Quarter

	2008	2007
Net Income (Loss)	$(4,664)	$(2,628)
Adjustments to reconcile to Adj EBITDA:
Income Tax provision	3	(109)
Interest Expense (income)	(153)	(255)
Depreciation	93	82
Amortization	179	—
Stock compensation expense	533	465

Adjusted EBITDA	$(4,009)	$(2,445)

Adjusted earnings before interest, taxes, depreciation, amortization and stock compensation expense (Adjusted EBITDA) is a non-GAAP financial measure we believe to be a useful measure of the resources available to the company in the current period. We also believe that Adjusted EBITDA will be useful in allowing investors to compare our performance with that of other companies. The table above shows a reconciliation of Adjusted EBITDA to Net Income, the closest GAAP measure.

Scientific Learning Corporation
Supplemental Information

Non-Cash Charges

$s in thousands	First Quarter
	2008
	Depreciation & Amortization	Stock-based Compensation	Total
Included in:
Cost of Products	113	0	113
Cost of Service and Support	32	51	83
Operating Expenses	127	482	609

Total	$272	$533	$805

$s in thousands	First Quarter
	2007
	Depreciation & Amortization	Stock-based Compensation	Total
Included in:
Cost of Products	0	0	0
Cost of Service and Support	20	48	68
Operating Expenses	62	417	479

Total	$82	$465	$547